Exhibit 3.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ONCOR NTU HOLDINGS COMPANY LLC

This Limited Liability Company Agreement (this “Agreement”) of Oncor NTU Holdings Company LLC, a Delaware limited liability company (f/k/a 1912 Merger Sub LLC) (the “Company”), effective as of May 16, 2019 (the “Effective Date”), is entered into by Oncor Electric Delivery Company LLC, as the sole member of the Company (the “Member”).

W I T N E S S E T H  :

WHEREAS, the Company was formed as a limited liability company with the name “1912 Merger Sub LLC” pursuant to the provisions of the Delaware Limited Liability Company Act, as amended from time to time (the “Act”) by the filing of a Certificate of Formation (the “Certificate”) with the Secretary of State of the State of Delaware on October 12, 2018;

WHEREAS, the Member executed the Limited Liability Company Agreement, as of October 12, 2018 (the “LLCA”);

WHEREAS, pursuant to Section 12(a) of the LLCA, the LLCA may be amended by a written instrument executed by the Member; and

WHEREAS, in connection with that certain Certificate of Merger, dated May 16, 2019 (the merger evidenced thereby, the “Merger”): (i) the Certificate was amended to change the name of the Company to “Oncor NTU Holdings Company LLC” and (ii) the Member desires to amend and restate the LLCA on the terms and conditions set forth herein effective as of the Effective Date.

NOW, THEREFORE, the Member agrees as follows:

Section 1. Name. The name of the Company is “Oncor NTU Holdings Company LLC”.

Section 2. Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental thereto.

Section 3. Principal Office; Registered Agent.

(a) Principal Office. The location of the principal office of the Company shall be 1616 Woodall Rodgers Freeway, Dallas, TX 75202, or such other location as the Member may from time to time designate.

(b) Registered Agent. The registered agent of the Company for service of process in the State of Delaware and the registered office of the Company in the State of Delaware shall be that person and location reflected in the Certificate. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Member shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be, in the manner provided by law.

Section 4. Members.

(a) Member. The Member owns 100% of the membership interests in the Company. The name and the business, residence or mailing address of the Member are as follows:

Name	Address

Oncor Electric Delivery Company LLC	Oncor Electric Delivery Company LLC 1616 Woodall Rodgers Freeway Dallas, TX 75202

(b) Additional Members. One or more additional members may be admitted to the Company with the consent of the Member. Prior to the admission of any such additional members to the Company, the Member shall amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have such additional members. Each additional member shall execute and deliver a supplement or counterpart to this Agreement, as necessary.

(c) Membership Interests; Certificates. The Company will not issue any certificates to evidence ownership of the membership interests.

Section 5. Management.

(a) Authority; Powers and Duties of the Member. The Member shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. Any action taken by the Member shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Member as set forth in this Agreement. The Member shall have all rights and powers of a manager under the Act, and shall have such authority, rights and powers in the management of the Company to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement.

(b) Election of Officers; Delegation of Authority. The Member may, from time to time, designate one or more officers with such titles as may be designated by the Member to act in the name of the Company with such authority as may be delegated to such officers by the Member (each such designated person, an “Officer”). Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Member. Any action taken by an Officer designated by the Member pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any Officer set forth in this Agreement and any instrument designating such officer and the authority delegated to him or her.

Section 6. Liability of Member; Indemnification.

(a) Liability of Member. Except as limited by applicable law and subject to the provisions of this Section 6(a), the Company, to the extent of its assets legally available for that purpose, will indemnify and hold harmless the Member and its current or former partners, shareholders, members, directors, managers, officers, trustees, agents and affiliates and other advisors (each individually, an “Indemnified Person” and collectively, the “Indemnified Persons”), from and against any and all loss, damage, expense (including, without limitation, fees and expenses of attorneys and other advisors and any court costs incurred by any Indemnified Person) or liability by reason of anything any Indemnified Person does or refrains from doing for, or in connection with, the business or affairs of, the Company (INCLUDING ANY LOSS, DAMAGE, EXPENSE OR LIABILITY CAUSED BY OR ATTRIBUTABLE TO THE ORDINARY, SIMPLE OR GROSS NEGLIGENCE OF THE INDEMNIFIED PERSON), except to the extent that the loss, damage, expense or liability results primarily from the Indemnified Person’s fraud, intentional misconduct or willful breach of a material provision of this Agreement which in either event causes actual, material damage to the Company. Without limiting the foregoing, an Indemnified Person will be entitled to indemnification by the Company against reasonable expenses (as incurred), including attorneys’ fees, incurred by the Indemnified Person in connection with the defense of any action to which the Indemnified Person may be made a party (without regard to the success of such defense), to the fullest extent permitted under the provisions of the Act or any other applicable statute.

(b) Indemnification. The Company hereby acknowledges that certain Indemnified Persons may have rights to indemnification, advancement of expenses and/or insurance provided by or on behalf of the Member or its respective affiliates (collectively, the “Other Indemnitors”). Notwithstanding anything to the contrary in this Agreement or otherwise: (i) the Company is the indemnitor of first resort (i.e., the Company’s obligations to each Indemnified Person are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by each Indemnified Person are secondary), (ii) the Company will be required to advance the full amount of expenses incurred by each Indemnified Person and will be liable for the full amount of all liabilities, expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by this Section 6(b), without regard to any rights each Indemnified Person may have against the Other Indemnitors, and (iii) the Company and the Member irrevocably waive, relinquish and release the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Notwithstanding anything to the contrary in this Agreement or otherwise, no advancement or payment by the Other Indemnitors on behalf of an Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification or advancement of expenses from the Company will affect the foregoing and the Other Indemnitors will have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Person against the Company. The Other Indemnitors are express third-party beneficiaries of the terms of this Section 6(b).

(c) Indemnification of Former InfraREIT, Inc. Directors and Officers. To the maximum extent permitted by Delaware law in effect from time to time, the Company shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (i) any individual who is a former director or officer of InfraREIT, Inc., a Maryland corporation (“InfraREIT”), which was merged with and into the Company pursuant to the Merger, and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her former service in that capacity or (ii) any individual who, while a director or officer of InfraREIT and, at the request of InfraREIT, served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The Company may, with the approval of the Member, provide such indemnification and advance for expenses to an individual who served a predecessor of InfraREIT or any entity acquired by InfraREIT or any partnership formerly controlled by InfraREIT (an “Acquired Entity”) or any predecessor entity to an Acquired Entity in any of the capacities described in (i) or (ii) above and to any former employee or agent of InfraREIT or a predecessor of InfraREIT or of any Acquired Entity or any predecessor of an Acquired Entity. The indemnification and payment or reimbursement of expenses provided in this Agreement shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise, including, but not limited to, any rights pursuant to Section 5.10 of that certain Agreement and Plan of Merger, dated October 18, 2018 by and among the Company, the Member, Oncor T&D Partners, LP, a Delaware limited partnership, InfraREIT and InfraREIT Partners, LP. This Section 6(c) shall not be amended, repealed or otherwise modified for a period of six years after the effectiveness of the Merger, in any manner that would adversely affect in any material respect the rights under this Section 6(c).

Section 7. Term. The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with Section 11.

Section 8. Capital Contributions. The Member hereby agrees to contribute to the Company such cash, property or services as determined by the Member.

Section 9. Tax Status; Income and Deductions.

(a) Tax Status. As long as the Company has only one Member for U.S. federal income tax purpose, it is the intention of the Company and the Member that the Company be treated as separate from such Member for federal and all relevant state tax purposes and neither the Company nor the Member shall take any action or make any election which is inconsistent with such tax treatment. All provisions of this Agreement are to be construed so as to preserve the Company’s tax status as a disregarded entity for U.S. federal income tax purposes.

(b) Income and Deductions. All items of income, gain, loss, deduction and credit of the Company (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction and credit of the Member.

Section 10. Distributions. Distributions shall be made to the Member at the times and in the amounts determined by the Member.

Section 11. Dissolution; Liquidation.

(a) The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member or (ii) any other event or circumstance giving rise to the dissolution of the Company under Section 18-801 of the Act, unless the Company’s existence is continued pursuant to the Act.

(b) Upon dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Member shall promptly liquidate the business of the Company. During the period of the winding up of the affairs of the Company, the rights and obligations of the Member under this Agreement shall continue.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied as follows: (i) first, to creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), and (ii) thereafter, to the Member.

(d) Upon the completion of the winding up of the Company, the Member shall file a Certificate of Cancellation in accordance with the Act.

Section 12. Miscellaneous.

(a) Amendments. Subject to the restrictions set forth in Section 6(c), this Agreement may be amended or modified only by a written instrument executed by the Member. In addition, the terms or conditions hereof may be waived by a written instrument executed by the party waiving compliance.

(b) Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

(c) Severability. In the event that any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

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